SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) November 15, 2006
GRUBB & ELLIS COMPANY
(Exact name of registrant as specified in its charter)

Delaware	[1-8122]	94-1424307

(State or other jurisdiction of formation)	(Commission File Number)	(IRS Employer Identification No.)

500 West Monroe Street, Suite 2800, Chicago IL	60661

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code
(312) 698-6700
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
     On November 15, 2006, Grubb & Ellis Company (the “Company”) entered into a second amendment to its employment agreement with Robert H. Osbrink (the “Second Amendment”), pursuant to which Mr. Osbrink will continue to serve as an executive officer of the Company through December 31, 2009. Mr. Osbrink’s current employment agreement with the Company was due to expire on December 31, 2007.
     For agreeing to extend the term of his employment agreement, Mr. Osbrink received a one-time, pre-tax payment of $500,000 plus 31,964 restricted shares of the Company’s common stock. All of the restricted shares vest on December 29, 2009, subject to acceleration in the event of a Change in Control, as defined in Mr. Osbrink’s employment agreement. The Second Amendment also provides that Mr. Osbrink shall be paid a base salary of Four Hundred Fifty Thousand Dollars ($450,000) per annum commencing in calendar year 2007 and he shall continue to be eligible to receive annual performance-based bonus compensation and participate in the Company’s long term incentive compensation plan.
     Robert H. Osbrink has served as Executive Vice President of Grubb & Ellis Company since December 2001 and was named President of Transaction Services of Grubb & Ellis Company in February 2004. During the five years prior to December 2001, Mr. Osbrink served in a progression of regional managerial positions in the Los Angeles and Southwestern United States areas for Grubb & Ellis Company. Mr. Osbrink also acted as a Co-Chief Executive Officer of Grubb & Ellis Company from April 2003 until Mark Rose joined Grubb & Ellis Company in March 2005.
     The foregoing is only intended to be a summary of the terms of the Second Amendment, and is not intended to be a complete discussion of such document. Accordingly, the foregoing is qualified in its entirety by reference to the full text of the Second Amendment, which is annexed as an Exhibit to this Current Report on Form 8-K.
Item 9.01. Financial Statements and Exhibits.
(d)	The following is filed as an Exhibit to this Current Report on Form 8-K:
1.	Second Amendment to Employment Agreement, dated as of November 15, 2006, by and between Robert H. Osbrink and Grubb & Ellis Company.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly authorized and caused the undersigned to sign this Report on the Registrant’s behalf.

GRUBB & ELLIS COMPANY
By:	/s/ Robert Z. Slaughter
Robert Z. Slaughter
Executive Vice President and General Counsel

Dated: November 21, 2006